EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Shire plc’s Registration Statements on Form S-8 (Nos. 333-09168, 333-93543, 33-60952, 333-91552, 333-111579, 333-129961, 333-129960 and 333-111108), Form S-4 (No. 333-55696) and Form S-3 (Nos. 333-72862-01, 333-38662 and 333-39702) of our report dated March 1, 2006, relating to the financial statements and financial statement schedules of Shire plc and management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Shire plc for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Reading, England
March 1, 2006